Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-140080 and 333-139500 on Form S-3 and Registration Statements No. 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 on Form S-8 of our reports dated March 14, 2008, relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123 (R), Share-Based Payments effective January 1, 2006) and the effectiveness of CoBiz Financial Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 14, 2008